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                                                                     Exhibit 8.1

                   [Letterhead of Wilmer, Cutler & Pickering]

                                December 8, 2000

Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda

Ladies and Gentlemen:

   We have acted as counsel to Tyco International Ltd. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of $4,657,500,000 aggregate principal amount at maturity of the Company's Liquid Yield Option Notes due 2020 (Zero Coupon--Senior) (the "LYONs") which are convertible from time to time into shares of the Company's common stock.

   In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

   This opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

   Based on and subject to the foregoing, we hereby confirm that the discussion set forth in the Registration Statement under the headings "Certain Bermuda and United States Federal Income Tax Consequences--United States," "--U.S. Holders," and "--Non-U.S. Holders," subject to the qualifications set forth therein, to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions with respect thereto under the laws of the United States, is a fair summary in all material respects.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Bermuda and United States Federal Income Tax Consequences--United States" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          Wilmer, Cutler & Pickering

                                                    /s/ Robert Stack
                                          By: _________________________________
                                                      Robert Stack
                                                        A Partner